Exhibit 5.1

April 24, 2026

Senti Biosciences Holdings, Inc.

2 Corporate Drive, First Floor

South San Francisco, California 94080

Ladies and Gentlemen:

This opinion is furnished to Senti Biosciences Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on April 24, 2026 of Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the registration statement on Form S-3 (File No. 333-285983) (as so amended, the “Registration Statement”) originally filed by Senti Biosciences, Inc. (the “Predecessor Registrant”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement was initially filed by the Predecessor Registrant on March 21, 2025 with the Commission and was declared effective by the Commission on March 31, 2025. The Company became the successor to the Predecessor Registrant on April 24, 2026 for purposes of Rule 414 under the Act as a result of the merger (the “Merger”) of the Predecessor Registrant with Senti Biosciences Merger Sub, Inc., a Delaware corporation ( “Merger Sub”) and direct, wholly owned subsidiary of Senti Holdings, Inc., a Delaware corporation (“Senti Holdings”) and direct, wholly owned subsidiary of the Company, with the Predecessor Registrant being the surviving corporation. Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased, and the Predecessor Registrant became a direct, wholly owned subsidiary of Senti Holdings, which is a direct, wholly owned subsidiary of the Company, and all shares of the Predecessor Registrant’s common stock, par value $0.0001 per share were automatically converted into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). As a result of the Merger, the Company is filing Post-Effective Amendment No. 1 to adopt the Registration Statement as the successor registrant under paragraph (d) of Rule 414 under the Act.

The Registration Statement relates to the registration of up to an aggregate of 52,892,500 shares of Common Stock, consisting of: (i) 21,157,000 shares of Common Stock (“Preferred Conversion Shares”) issued upon the conversion of 21,157 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, held by the selling stockholders named in the Registration Statement and (ii) 31,735,500 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by the selling stockholders named in the Registration Statement (the “Warrants”). The Preferred Conversion Shares and the Warrant Shares are to be sold by the selling stockholders in the manner contemplated by the prospectus contained in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the resale of the Preferred Conversion Shares, the issue of the Warrant

Shares, and Warrants. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Warrant Shares and the Warrants, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock. We have also assumed that at or prior to the time of the delivery of any of the Warrant Shares, Post-Effective Amendment No. 1 will have been declared effective under the Act.

Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Preferred Conversion Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP